EXHIBIT I

REBUTTAL AGREEMENT

Rebuttal of Rebuttable Determination of
Control Under Part 574

                      I.   WHEREAS
                      A.   DISA LIQUIDATING CO., a Cayman Islands company ("DISA"), headquartered at Deltec House, Lyford Cay, Nassau, Bahamas, is the owner of no shares (the "Shares") of the common stock, $0.01 par value (the "Stock"), of Argo Bancorp, Inc., 7600 West 63rd Street, Summit, Illinois 60501 ("Argo Bancorp"), which Shares represent zero percent of a class of "voting stock" of Argo Bancorp as defined under the Acquisition of Control Regulations ("Regulations") of the Office of Thrift Supervision ("Office"), 12 CFR part 574 ("Voting Stock");
                      B.   Argo Federal Savings Bank, FSB (the "Institution"), a wholly owned subsidiary of Argo Bancorp, is a "savings association" within the meaning of the Regulations;
                      C.   DISA seeks to acquire additional shares of stock ("Additional Shares") such that DISA's ownership thereof will exceed 10 percent of a class of Voting Stock but will not exceed 25 percent of a class of Voting Stock of Argo Bancorp; and DISA seeks to acquire a number of shares that would make it one of the two largest holders of a class of Voting Stock of Argo Bancorp which would constitute the acquisition of a "control factor" as defined in the Regulations ("Control Factor");
                      D.   DISA does not seek to acquire any Additional Shares or Control Factors and has no intention to take any action for the purpose or effect of changing the control of Argo Bancorp or in connection with or as a participant in any transaction having such purpose or effect;
                      E.   The Regulations require a company or a person who intends to hold 10 percent or more but not in excess of 25 percent of any class of Voting Stock of a savings association or holding company thereof and that also would possess any of the Control Factors specified in the Regulations, to file and obtain approval of an application ("Application") under the Savings and Loan Holding Company Act ("Holding Company Act"), 12 U.S.C. 1467a, or file and obtain clearance of a notice ("Notice") under the Change in Control Act ("Control Act"), 12 U.S.C. 1817(j), prior to acquiring such amount of stock and a Control Factor unless the rebuttable determination of control has been rebutted.
                      F.   Under the Regulations, DISA would be determined to be in control, subject to rebuttal, of Argo Bancorp upon acquisition of any Additional Shares or Control Factor;
                      G.   DISA has no intention to manage or control, directly or indirectly, Argo Bancorp;
                      H.   DISA has filed on October 6, 2000, a written statement seeking to rebut the determination of control, attached hereto and incorporated by reference herein (this submission referred to as the "Rebuttal");

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                      I.    In order to rebut the rebuttable determination of control, DISA agrees to offer this Agreement as evidence that the acquisition of any Additional Shares or Control Factor as proposed would not constitute an acquisition of control under the Regulations.
                      II.    The Office has determined, and hereby agrees, to act favorably on the Rebuttal, and in consideration of such a determination and agreement by the Office to act favorably on the Rebuttal, DISA, the other persons signing this Agreement and any other existing, resulting or successor entities of DISA agree with the Office that:
                      A.    Unless DISA shall have filed a Notice under the Control Act, or an Application under the Holding Company Act, as appropriate, and either shall have obtained approval of the Application or clearance of the Notice in accordance with the Regulations, DISA will not, except as expressly permitted otherwise herein or pursuant to an amendment to this Rebuttal Agreement:
                      1.    Seek or accept representation of more than one member of the board of directors of the Institution or Argo Bancorp;
                      2.    Have or seek to have any representative serve as the chairman of the board of directors, or chairman of an executive or similar committee of the Institution's or Argo Bancorp's board of directors or as president or chief executive officer of the Institution or Argo Bancorp;
                      3.    Except as provided in the Stock Purchase Agreement and the Stockholder Agreement, each dated December 31, 1996, with Argo Bancorp included in the Rebuttal (the "Stock Agreements"), engage in any intercompany transaction with Argo Bancorp or its affiliates;
                      4.    Propose a director in opposition to nominees proposed by the management of the Institution or Argo Bancorp for the board of directors of the Institution or Argo Bancorp other than as permitted in Paragraph A-1;
                      5.    Solicit proxies or participate in any solicitation of proxies with respect to any matter presented to the stockholders of the Institution or Argo Bancorp other than in support of, or in opposition to, a solicitation conducted on behalf of management of the Institution or Argo Bancorp;
                      6.    Do any of the following, except as necessary solely in connection with DISA's performance of duties as a member of the Institution's or Argo Bancorp's board of directors:
                      (a)    Influence or attempt to influence in any respect the loan and credit decisions or policies of the Institution or Argo Bancorp, the pricing of services, any personnel decisions, the location of any offices, branching, the hours of operation or similar activities of the Institution or Argo Bancorp;
                      (b)    Except as provided in the Stock Agreements, influence or attempt to influence the dividend policies and practices of the Institution or Argo Bancorp or any decisions or policies of the Institution or Argo Bancorp as to the offering or exchange of any securities;
                      (c)    Seek to amend, or otherwise take action to change, the bylaws, articles of incorporation, or character of the Institution or Argo Bancorp;

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                      (d)    Exercise, or attempt to exercise, directly or indirectly, control or a controlling influence over the management, policies or business operations of the Institution or Argo Bancorp; or
                      (e)    Seek or accept access to any non-public information concerning the Institution or Argo Bancorp.
                      B.    DISA is not a party to any agreement with the Institution or Argo Bancorp except the Stock Agreements.
                      C.    DISA shall not assist, aid or abet any of the Institution's or Argo Bancorp's affiliates or associates that are not parties to this Agreement to act, or act in concert with any person or company, in a manner which is inconsistent with the terms hereof or which constitutes an attempt to evade the requirements of this Agreement.
                      D.    Any amendment to this Agreement shall only be proposed in connection with an amended rebuttal filed by DISA with the Office for its determination;
                      E.    Prior to acquisition of any shares of "Voting Stock" of Argo Bancorp as defined in the Regulations in excess of the Additional Shares, any required filing will be made by DISA under the Control Act or the Holding Company Act and either approval of the acquisition under the Holding Company Act shall be obtained from the Office or any Notice filed under the Control Act shall be cleared in accordance with the Regulations;
                      F.    At any time during which 10 percent or more of any class of Voting Stock of Argo Bancorp is owned or controlled by DISA, no action which is inconsistent with the provisions of this Agreement shall be taken by DISA until DISA files and either obtains from the Office a favorable determination with respect to either an amended rebuttal, approval of an Application under the Holding Company Act, or clearance of a Notice under the Control Act, in accordance with the Regulations;
                      G.    Where any amended rebuttal filed by DISA is denied or disapproved, DISA shall take no action which is inconsistent with the terms of this Agreement, except after either (1) reducing the amount of shares of Voting Stock of Argo Bancorp owned or controlled by DISA to an amount under 10 percent of a class of Voting Stock, or immediately ceasing any other actions that give rise to a conclusive or rebuttable determination of control under the Regulations; or (2) filing a Notice under the Control Act, or an Application under the Holding Company Act, as appropriate, and either obtaining approval of the Application or clearance of the Notice, in accordance with the Regulations;
                      H.    Where any Application or Notice filed by DISA is disapproved, DISA shall take no action which is inconsistent with the terms of this Agreement, except after reducing the amount of shares of Voting Stock of Argo Bancorp owned or controlled by DISA to an amount under 10 percent of any class of Voting Stock, or immediately ceasing any other actions that give rise to a conclusive or rebuttable determination of control under the Regulations;
                      I.    Should circumstances beyond DISA's control result in DISA being placed in a position to direct the management or policies of Argo Bancorp or the Institution, then DISA shall either (1) promptly file an Application under the Holding Company Act or a Notice under the Control Act, as appropriate, and take no affirmative steps to enlarge that control pending either a final determination with respect to the Application or Notice, or (2) promptly reduce the amount of shares of Argo Bancorp Voting Stock owned or controlled

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by DISA to an amount under 10 percent of any class of Voting Stock or immediately cease any actions that give rise to a conclusive or rebuttable determination of control under the Regulations;
                      J.    By entering into this Agreement and by offering it for reliance in reaching a decision on the request to rebut the presumption of control under the Regulations, as long as 10 percent or more of any class of Voting Stock of Argo Bancorp is owned or controlled, directly or indirectly, by DISA, and DISA possesses any Control Factor as defined in the Regulations, DISA will submit to the jurisdiction of the Regulations, including (1) the filing of an amended rebuttal or Application or Notice for any proposed action which is prohibited by this Agreement, and (2) the provisions relating to a penalty for any person who willfully violates or with reckless disregard for the safety or soundness of a savings association participates in a violation of the Holding Company Act or Control Act and the regulations thereunder, and any regulation or order issued by the Office.
                      K.    Any violation of this Agreement shall be deemed to be a violation of the Holding Company Act or Control Act and the Regulations, and shall be subject to such remedies and procedures as are provided in the Holding Company Act or Control Act and the Regulations for a violation thereunder and in addition shall be subject to any such additional remedies and procedures as are provided under any other applicable statutes or regulations for a violation, willful or otherwise, of any agreement entered into with the Office.
                      III.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument representing the Agreement among the parties thereto. It shall not be necessary that any one counterpart be signed by all of the parties hereto as long as each of the parties has signed at least one counterpart.
                      IV.    This Agreement shall be interpreted in a manner consistent with the provisions of the Rules and Regulations of the Office.
                      V.    This Agreement shall terminate upon (i) the approval by the Office of DISA's Application under the Holding Company Act or clearance by the Office of DISA's Notice under the Control Act to acquire Argo Bancorp, and consummation of the transaction as described in such Application or Notice, (ii) the disposition by DISA of a sufficient number of shares of Argo Bancorp, or (iii) the taking of such other action that thereafter DISA is not in control and would not be determined to be in control of Argo Bancorp under the Control Act, the Holding Company Act or the Regulations of the Office as in effect at that time.

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                      VI.    IN WITNESS THEREOF, the parties thereto have executed this Agreement by their duly authorized officer.

                                            DISA LIQUIDATING CO.

                                            Date:  October 2, 2000

                                            By:  /s/ David P. McNaughtan
                                                 David P. McNaughtan
                                                 President

                                            THE DELTEC BANKING CORPORATION
                                            LIMITED

                                            Date:  October 2, 2000

                                            By:  /s/ David P. McNaughtan
                                                 David P. McNaughtan
                                                 President

                                            Date:  October 2, 2000

                                               /s/ Penelope C. Dauphinot
                                                  Penelope C. Dauphinot

                                            Date:  October 2, 2000

                                               /s/ John R. Gordon
                                                  John R. Gordon

                                            Date:  October 2, 2000

                                               /s/ Albert H. Gordon
                                                  Albert H. Gordon

                                            OFFICE OF THRIFT SUPERVISION

                                            Date:   October 27, 2000

                                            By:   Ronald N. Karr
                                                  Regional Director

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